Exhibit (e)(4) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K


                           Amendment #1 to Exhibit B
                         to the Distributor's Contract

                              FEDERATED GNMA TRUST
                          Institutional Service Shares

       The following provisions are hereby incorporated and made part of the Distributor's Contract dated the 29th day of May, 1992, between Federated GNMA Trust and Federated Securities Corp. with respect to the Classes of the Funds set forth above.

       1. The Trust hereby appoints FSC to engage in activities principally intended to result in the sale of shares of the Classes. Pursuant to this appointment FSC is authorized to select a group of brokers ("Brokers') to sell the above-listed Classes ("Shares"), the current offering price thereof as described and set forth in the respective prospectuses of the Trust, and to render administrative support services to the Trust and its shareholders. In addition, FSC is authorized to select a group of Administrators ("Administrators") to render administrative support services to the Trust and its shareholders.

       2. Administrative support services may include, but are not limited to, the following eleven functions: (1) account openings: the Broker or Administrator communicates account openings via computer terminals located on the Broker or Administrator's premises; (2) account closings: the Broker or Administrator communicates account closings via computer terminals; (3) enter purchase transactions: purchase transactions are entered through the Broker or Administrator's own personal computer or through the use of a toll-free telephone number; (4) enter redemption transactions: Broker or Administrator enters redemption transactions in the same manner as purchases; (5) account maintenance: Broker or Administrator provides or arranges to provide accounting support all transactions. Broker or Administrator also wires and reconciles all transactions, reviews the activity in the Trust's accounts, and provides training and supervision of its personnel; (6) interest posting: Broker or Administrator posts and reinvests dividends to the Trust's accounts; (7) prospectus and shareholder reports: Broker or Administrator maintains and distributes current copies of prospectuses and shareholder reports; (8) advertisements: the Broker or Administrator continuously advertises the availability of its services and products; (9) customer lists: The Broker or Administrator continuously provides name of potential customers; (10) design services: the Broker or Administrator continuously designs material to send to customers and develops methods of making such materials accessible to customers; and (11) consultation services: the Broker or Administrator continuously provides information about the product needs of customers.

       3. During the term of this Agreement, the Trust will pay FSC for services pursuant to this Agreement, a monthly fee computed at the annual rate of .05% of the average aggregate net asset value of the Institutional Service Shares of the Trust held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

       4. FSC may from time-to-time and for such periods as it deemed appropriate reduce its compensation to the extent any Class expenses exceed such lower expense limitation as FSC may, by notice to the Trust, voluntarily declare to be effective.

       5. FSC will enter into separate written agreements with various firms to provide certain of the services set forth in Paragaph 1 herein. FSC, in its sole discretion, may pay Brokers and Administrators a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by FSC in its sole discretion.

       6. FSC will prepare reports to the Board of Trustees of the Trust on a quarterly basis showing amounts expended hereunder including amounts paid to Brokers and Administrators and the purpose for such payments.

       In consideration of the mutual covenants set forth in the Distributor's Contract dated May 29, 1992 between Federated GNMA Trust and Federated Securities Corp., Federated GNMA Trust executes and delivers this Exhibit on behalf of the Funds, and with respect to the separate Classes of Shares thereof, first set forth in this Exhibit.

       Witness the due execution hereof this 1st day of December, 2007.

                                        FEDERATED GNMA TRUST

                                        By:  /s/ J. Christopher Donahue
                                        Name:  J. Christopher Donahue
                                        Title:  President

                                        FEDERATED SECURITIES CORP.

                                        By:  /s/ Thomas E. Territ
                                        Name:  Thomas E. Territ
                                        Title:  President